Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-63034, 333-91095, 333-85298, 333-107825, 333-113201 and 333-123445) pertaining to the 2003 Stock Incentive Plan, 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan and on Form S-3 (File Nos. 333-113812, 333-117625, 333-126267 and 333-127492) of our reports dated February 3, 2006, relating to the consolidated financial statements and financial statement schedule of Rainmaker Systems, Inc. as of and for the years ended December 31, 2005 and 2004, which appear in this Form 10-K for the year ended December 31, 2005.

/s/ BDO SEIDMAN, LLP
San Francisco, California
March 7, 2006